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                                 CODE OF ETHICS

         While affirming its confidence in the integrity and good faith of all of its employees, officers and directors, Hancock Bank's Trust and Financial Services Group (the Advisor), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for the investment company it advises (the Trust) which may be possessed by certain of its personnel could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

         In view of the foregoing and of the provisions of Rule 17j-1(c)(1) under the Investment Company Act of 1940 (the "1940 Act"), the advisor has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such conflict) and to establish reporting requirements and enforcement procedures.

I.       Statement of General Principles.

         In recognition of the trust and the confidence placed in the Advisor by the Trust and its shareholders, and to give effect to the Advisor's belief that its operations should be directed to the benefit of the Trust's shareholders, the Advisor hereby adopts the following general principles to guide the actions of its employees, officers and directors:

          1. The interests of the Trust's shareholders are paramount, and all of the Advisor's personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

          2. All personal transactions in securities by the Advisor's personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Trust and its shareholders.

          3. All of the Advisor's personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Trust, or that otherwise bring into question the person's independence or judgment.

II.       Definitions.

          1. "Access Person" shall mean (i) each employee and/or officer of the Advisor and (ii) any natural person in a control relationship to the Advisor, but only where such person, with respect to the Trust, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination

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               of which recommendation shall be made by the Advisor with respect to the purchase or sale of a security by the Trust, or where such person, in connection with his or her duties, obtains any information concerning securities recommendations being made by the Advisor to the Trust. Individuals who are periodically consulted shall be deemed access personnel (of the Trust) for 10 days following the conclusion of the event which resulted in their inclusion as an access person. Their inclusion as an access person may be extended (depending on prevailing circumstances) by the Compliance Officer.

          2. Information regarding individual securities that are being purchased or liquidated by the Advisor (for the Trust) shall only be distributed to access personnel. These access personnel are those individuals who are responsible for the day to day investment advisory functions of the Trust.

          3. "Beneficial ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

          4.        "Control" shall have the same meaning as that set forth in
               Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

          5. "Investment personnel" means all Access Persons who occupy the position of portfolio manager with respect to the Trust or any separately-managed series thereof (each a "Fund"), and all Access Persons who provide or supply information and/or advice to any portfolio manager, or who executes or helps execute any portfolio manager's decisions.


          6. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

          7.        "Security" shall have the same meaning as that set forth in
               Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares issued by registered, open-end investment companies.

          8. A "Security held or to be acquired" by the Trust (or any Fund) means any Security which, within the most recent fifteen days, (i) is or has been held


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               by the Trust (or any Fund), or (ii) is being or has been
               considered by the Advisor for purchase by the Trust (or any Fund).

          9. A Security is "being purchased or sold" by the Trust from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

III.      Prohibited Purchases and Sales of Securities.

          1. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a Fund:

               (A)       employ any device, scheme or artifice to defraud such
                    Fund.

               (B)       Make to such Fund any untrue statement of a material
                    fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

               (C)       Engage in any act, practice or course of business which
                    would operate as a fraud or deceit upon such Fund; or

               (D)       Engage in any manipulative practice with respect to the
                    Fund.

          2. Subject to Sections IV(2) and IV(3) of this Code, no Access Person shall purchase or sell, directly or indirectly, any Security in which he had or by reason of such transaction acquires any Beneficial Ownership, within 24 hours (7 days, in the case of Investment Personnel) before or after the time that the same (or related) Security is being purchased or sold by and Fund. This provision applies only to transactions which meet the criteria described in Section IV(1) of this Code.

          3. No Investment Personnel may engage in personal trading through the Funds' traders.

IV.       Pre-Clearance of Transactions

          1. Each Access Person shall be required to pre-clear with the Funds Compliance Officer the following types of transactions:

               (A)       purchases/sales of shares offered in an initial public
                    offering or any offering which is not registered under the Securities Act of 1933 in reliance on sections 4(2) or 4(6) of that Act or Rules 504, 505 or 506 thereunder

               (B)       purchases/sales of any securities exceeding 500 shares,
                    5 stock option contracts, and/or $50,000

               (C)       purchases/sales of "hot" new municipal bond issues

               (D)       purchases/sales of debt issues with a value in excess
                    of $100,000


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          2.        All pre-clearance requests will be reviewed by the Funds
               Compliance Officer and ruled upon within two business days of receipt of the request.

V.        Additional Restrictions and Requirements

1. No Access Person shall accept or receive any gift or other thing of more than de minimis value, defined as $100 in value excluding perishables, from any person or entity that does business with or on behalf of the Advisor or the Trust. On an annual basis, each Access Person will be required to sign a statement attesting to the fact that they have not received any nonperishable gifts with a value of over $100.

2. No Investment Personnel may accept a position as director, trustee, official of an municipality/issuer, or general partner of publicly-traded company unless such position has been presented to and approved by the Advisor and by Trust's Board of Trustees as consistent with the interest of the Trust and its shareholders.

3. Each Access Person must direct each brokerage firm or bank at which such person maintains a securities account to promptly send duplicate copies of such person's statement to the Funds Compliance Officer. Compliance with this provision can be effected by the Access Person by providing duplicate copies of all confirmations or by providing a copy of a Quarterly Brokerage Statement with their Quarterly Report to the Funds Compliance Officer.

VI.       Reporting Obligation

          1. The Funds Compliance Officer shall create and thereafter maintain a list of all Access Persons.

          2. Each Access Person shall report all transactions in Securities in which the person has, or by reason of such transaction requires, any direct or indirect beneficial ownership.

VII.      Reports

          Every Access Person is required to submit reports of transactions in Securities to the Funds Compliance Officer as indicated below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

          INITIAL REPORTING REQUIREMENTS
          Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide a list including:


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          1.        the title, number of shares and principal amount of each
               Security in which the Access Person had any direct or indirect beneficial ownership when the person became as Access Person;

          2. the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

          3.        the date the report is submitted to the Funds Compliance
               Officer.

          Every Access Person is required to direct his broker to forward to the Funds Compliance Officer (or his/her designee), on a timely basis, duplicate copies of both confirmations of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interests and periodic statement relating to any such account.

          QUARTERLY REPORTING REQUIREMENTS
          Every Access Person shall report the information described in the next paragraph with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

          Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

          1. the date of the transaction, the title and the number of shares, the principal amount, the interest rate and maturity date, if applicable of each Security involved;

          2. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          3.   the price at which the transaction was effected;

          4. the name of the broker, dealer or bank through whom the transaction was effected; and

          5. if there were no personal transactions in any Security during the period, either a statement to that effect or the word "None" (or some similar designation).

          Every Access Person shall report any new account established with a broker, dealer or bank in which any Security was transacted or held for the direct or indirect benefit of the access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which it was established.

          ANNUAL REPORTING REQUIREMENTS


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          Every Access Person, on an annual basis or upon request of the Funds
Compliance Officer, will be required to furnish a list including the following information (which information must be current as of a date no more than 30 days before the report is submitted) within 10 calendar days of the request:

          1. the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership'

          2. the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person; and

          3.   the date the report is submitted to the Funds Compliance Officer.

          In addition, every Access Person is required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code and its associated procedures, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and its associated procedures and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

VIII.     Review and Enforcement

          1. The Funds Compliance Officer shall compare all reported personal securities transaction with the completed portfolio transactions of the Trust to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Funds Compliance Officer shall give such person an opportunity to supply additional explanatory material.

          2. If the Funds Compliance Officer determines that a violation of this code may have occurred, he/she shall submit his/her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Trust Division Manager, who shall make an independent determination as to whether a violation has occurred.

          3. If the Trust Division Manager finds that a violation has occurred, the Trust Division Manager shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Trust.

          4. No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the Trust Division Manager is under consideration, the Senior Trust Division Investment Manager shall act in all respects in the manner prescribed herein for the Trust Division Manager.

IX.       Records.

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         The Advisor shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

1. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2. A record of any violation of this code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3. A copy of each report made by an officer or trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4. A list of all persons who are, or within the past five years have been required to make reports pursuant to this Code shall be maintained in an easily accessible place.

X.        Miscellaneous

          1. All reports of securities transactions and any other information field with the Trust pursuant to this code shall be treated as confidential.

          2. The Advisor may from time to time adopt such interpretations of this Code as it deems appropriate.

          3. The Trust Division Manager shall report to the Trust Investment Policy Committee at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to the Code.

          4. All Trust Investment Personnel are expected to maintain a copy of and also comply with the Code of Ethics and the Standards of Professional Conduct, as promulgated by the Association for Investment Management and Research.


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